Exhibit 10.3

CAMBRIDGE BANCORP

2017 EQUITY AND CASH INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

SERVICE-VESTING RESTRICTED STOCK UNITS

Cambridge Bancorp, a Massachusetts corporation (the “Company”), hereby issues to the Grantee on the Date of Grant, restricted stock units (“RSUs”) representing the unfunded and unsecured right, subject to forfeiture, to receive shares of the Company’s Common Stock, $1.00 par value, in accordance with the terms of this Restricted Stock Unit Agreement (including all exhibits and attachments, the “Agreement”) and the Cambridge Bancorp 2017 Equity and Cash Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”).

Name of Grantee:

Date of Grant:

Number of RSUs:

Vesting Schedule:	Except as otherwise provided by Sections 6, 7, or 8 of Exhibit A to this Agreement, subject to the Grantee’s continued employment or service with the Company or an Affiliate as of each applicable vesting date, the RSUs shall vest ratably over 3 years (such period, the “Vesting Period”) – that is, 1/3 of the RSUs shall vest on each of the first, second, and third anniversary of Date of Grant (rounding down to the nearest whole RSU on each of the first and second anniversaries, with any eliminated rounding vesting in final tranche).

Long-Term Incentive Instrument

To reward future performance and align management’s interests with those of shareholders, the Committee hereby awards the Number of RSUs specified above. Subject to the terms and conditions of the Agreement, RSUs will vest and settle in shares of Common Stock over the Vesting Period specified above.

IN WITNESS WHEREOF, the Company has caused this Agreement (including the terms and conditions in Exhibit A hereto) to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand, accepting and agreeing to be bound by the terms and conditions of this Agreement and the Plan. The Grantee further agrees and acknowledges that by accepting this Agreement, he or she agrees to be bound by the Employee Proprietary Information and Restrictive Covenants Agreement, attached as Appendix A hereto.

CAMBRIDGE BANCORP	GRANTEE

By:
Title:	Name:
Date:

Exhibit A

Terms and Conditions of Restricted Stock Units

1. Plan Incorporated by Reference. This Agreement is issued pursuant to the Company’s 2017 Equity and Cash Incentive Plan, as amended and in effect from time to time (the “Plan”). This Agreement does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference, and capitalized terms not defined in this Agreement are defined in the Plan. Copies of the Plan may be obtained upon request without charge from the Company.

2. Consideration. The Grantee is an employee, Director, or consultant of the Company or one of its Subsidiaries, and the Company desires to provide an incentive for his or her services to the Company or such Subsidiary by affording him or her the opportunity to acquire stock ownership in the Company.

3. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until such time as the RSUs are settled in accordance with Section 9, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be forfeited by the Grantee, and all of the Grantee’s rights to such RSUs shall immediately terminate without any payment or consideration by the Company.

4. Rights as Shareholder.

(a) The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock.

(b) Upon and following the settlement of the RSUs, the Grantee shall be the record owner of the shares of Common Stock underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c) If, prior to the settlement date, the Company declares a cash or stock dividend on the shares of Common Stock, then, at the time of settlement of the RSUs, the Grantee will be entitled to an amount in cash equal to the dividends that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each RSU so settled (the “Dividend Equivalents”). For the avoidance of doubt, to the extent that the RSUs are forfeited or the Committee determines that no RSUs shall vest and settle pursuant to this Agreement, then no payment of Dividend Equivalents shall be made.

5. Vesting. Except as otherwise provided by Section 6, 7, or 8, the RSUs will vest, if at all, in accordance with the vesting schedule set forth on the cover sheet of this Agreement.

6. Certain Terminations of Employment or Service.

(a) Upon termination of the Grantee’s employment or service with the Company or an Affiliate before the end of the Vesting Period by the Company other than for Cause (as defined below) or as a result of the Grantee’s Retirement, a number of RSUs equal to the Grantee’s then unvested RSUs, multiplied by the full number of months completed since the prior vesting date (or in the entire Vesting Period, if no vesting date has passed), divided by the number of months remaining in the entire Vesting Period shall vest. All remaining RSUs shall be irrevocably forfeited, and no shares of Common Stock shall be issuable with respect to the forfeited RSUs. For purposes of this Agreement, “Retirement” shall mean the Grantee (a) attains the age of 60 or older and his or her combined age and years of service are equal to or greater than 70 and (b) provides six months’ notice of the intention to retire to the Company, provided that such six-month notice period may be waived by the Committee in its sole discretion.

(b) In the event of a termination of the Grantee’s employment or service with the Company or an Affiliate before the end of the Vesting Period as a result of the Grantee’s death or disability (as defined in Section 22(e)(3) of the Code (“Disability”)), the Grantee shall immediately vest in 100% of the Grantee’s unvested RSUs as of the date of death or Disability.

7. Forfeiture of RSUs. If the Grantee takes actions in violation or breach of the terms of the Employee Proprietary Information and Restrictive Covenants Agreement set forth on Appendix A during the Vesting Period, the Company has the right to cause an immediate forfeiture of the RSUs (and any shares of Common Stock held by the Grantee as a result of the previous vesting of RSUs pursuant to this Agreement).

8. Effect of Certain Changes. If a Reorganization Event occurs and the Grantee’s employment or service with the Company or an Affiliate is terminated by the Company or such Affiliate other than for Cause within 12 months following a Reorganization Event and prior to the last day of the Vesting Period, the Grantee shall immediately vest in 100% of the Grantee’s unvested RSUs as of the date of termination of employment or service, and the Company shall issue, in accordance with the otherwise applicable provisions of Section 9, shares of Common Stock and Dividend Equivalents, if any, in settlement of the vested RSUs as soon as reasonably practical following such date of termination.    For purposes of this Agreement, “Cause” shall mean, unless otherwise provided in an employment or service agreement in effect immediately prior to such termination, (a) the Grantee has been formally charged with engaging in a felony or in any other criminal offense that involves a violation of banking or securities laws, embezzlement, fraud, misappropriation of property, or any other crime involving dishonesty; (b) the Grantee’s willful failure to perform a substantial portion of the Grantee’s responsibilities of employment or other service, which failure continues, in the reasonable judgment of the Company, after written notice to the Grantee; (c) the Grantee’s gross negligence or willful misconduct to the detriment of the Company; or (d) a material breach by the Grantee of any of his obligations under any agreement with the Company.

9. Settlement of RSUs. Except as otherwise provided in Section 10 or Section 15, as soon as administratively practicable following each vesting date or the date of the Grantee’s death, Disability, Retirement or termination of employment or service by the Company or an Affiliate other than for Cause, as applicable, but in no event later than 60 days following such event, the Company shall (a) issue and deliver to the Grantee, or his designated beneficiary, as applicable, the number of shares of Common Stock equal to the number of vested RSUs determined in accordance with this Agreement, and cash equal to any Dividend Equivalents credited with respect to such vested RSUs or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents; and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

10. Tax Withholding. It shall be a condition to the issuance of RSUs that the Grantee shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of the RSUs. The Company and its Subsidiaries may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Grantee. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the RSUs may be paid in whole or in part with shares of Common Stock, including shares retained from those as to which the restrictions hereunder have terminated, valued at their Fair Market Value on the date of retention or delivery.

11. Adjustments. Upon any change from time to time in the outstanding Common Stock of the Company by reason of stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other such transaction affecting the Company’s Common Stock, the RSUs shall be appropriately adjusted or terminated in any manner as contemplated by Section 12(a) of the Plan.

12. Amendments. The Committee may amend, modify, or terminate this Agreement, including substituting therefor another Award of the same or a different type, provided that the Grantee’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Grantee.

13. No Guarantee of Employment or Service. Neither the adoption, maintenance, nor operation of the Plan nor this Agreement shall confer upon the Grantee any right with respect to the continuance of his or her employment or other service by the Company or any Affiliate, nor shall they interfere with all rights of the Company or Affiliate to terminate the employment or service of the Grantee at any time or otherwise change the terms of his or her employment or service, free of any liability or claim hereunder, including, without limitation, the right to promote, demote, or otherwise re-assign Grantee from one position to another within the Company or any Affiliate.

14. Assignment. No rights or interests of the Grantee under this Agreement or under the Plan may be assigned, encumbered or transferred except by will or the laws of descent and distribution. The Company’s rights hereunder shall be assigned to and inure to the benefit of any corporation the shares of which are substituted or exchanged for shares of Common Stock in any merger, consolidation, or share exchange involving the Company.

15. Section 409A of the Code. The RSUs granted hereunder are intended to avoid the potential adverse tax consequences to the Grantee of Section 409A of the Code, and the Committee may make such modifications to this Restricted Stock Unit Agreement as it deems necessary or advisable to avoid such adverse tax consequences. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Grantee’s termination of employment or service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Grantee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Grantee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Grantee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the

Grantee’s separation from service shall be paid to the Grantee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Grantee’s separation from service or, if earlier, the date of the Grantee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of the Section 409A Regulations.

16. Decisions by Committee. The Committee administers the Plan. Any dispute or disagreement that shall arise under, or as a result of, or pursuant to this Agreement shall be resolved by the Committee in its sole and absolute discretion, and any such resolution or any other determination by the Committee under, or pursuant to, this Agreement and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding, and conclusive on all persons affected thereby.

17. Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Grantee at the last address specified in the Company’s records (or such other address as the Grantee may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Grantee):

Cambridge Trust Company

1336 Massachusetts Avenue

Cambridge, Massachusetts 02138

Attn: Chief Financial Officer

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

19. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

APPENDIX A

CAMBRIDGE TRUST COMPANY

EMPLOYEE PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS AGREEMENT

In consideration of my employment with CAMBRIDGE TRUST COMPANY, (the “Company”), my continued employment with the Company, and all other good and valuable consideration, I hereby agree, pursuant to this EMPLOYEE PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”), as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and at any time thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, rates, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, this Agreement does not restrict my rights to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, or to use my own, skill, knowledge, know-how and experience.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer, or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, which is otherwise provided, owned or developed by the Company, or which I otherwise have the legal right to use.

2. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes and in any other form that may be required by the Company) of all Proprietary Information developed by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3. DUTY OF LOYALTY DURING EMPLOYMENT. I understand that my employment requires my full attention and effort. I agree that during the period of my employment I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which would conflict with my employment.

4. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS OR CUSTOMERS. I agree that for the period of my employment and for twelve (12) months after the date my employment ends for any reason, including but not limited to voluntary or involuntary termination, I will not, either directly or through others: (i) solicit or attempt to solicit any employee of the Company, with whom I had contact or whose identity I learned as a result of my employment, to end his or her relationship with the Company; or (ii) solicit any consultant, contractor, strategic partner, or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment, to diminish or materially alter his/her/its relationship with the Company.

The parties agree that for purposes of this Agreement, a customer is any person or entity (x) to which the Company has provided goods or services at any time during the twelve (12) months prior to the end of my employment; or (y) that has contacted the Company or responded to a solicitation by the Company regarding the prospect of the Company providing goods or services to such person or entity during the twelve (12) months prior to the end of my employment.

5. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and my employment does not and will not breach any agreement or obligation of any kind made prior to my employment, including agreements or obligations I may have with prior employers or entities for which I have provided services. I have not entered into, and I agree I will not enter into, any agreement or obligation either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When my employment is terminated (for any reason), I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. I recognize that in the course of my employment, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will be employed to provide during my employment are personal and unique. I understand that because of this the Company will sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In addition, without limiting the foregoing, I understand that if I violate this Agreement, the Company shall have the right to cause a forfeiture of any equity incentive awards I hold.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that my employment is terminated (for any reason), I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state of Massachusetts, without regard to conflicts of laws principles thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts for the state of Massachusetts in any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

10.3 Severability and Reformation. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it to be enforceable to the maximum extent compatible with applicable law. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of (x) the Company and (y) the Company’s respective successors and assigns.

10.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.6 No Guaranteed Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment or non-at-will employment by the Company.

10.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.